Exhibit 3.1

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REV RENEWABLES, INC.

REV Renewables, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.

The original Certificate of Incorporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 27, 2021 under the name REV Renewables, Inc.

2.

This Amended and Restated Certificate of Incorporation (this “Certificate”), which restates and amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation (the “Board”) and was duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

3.	The Original Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

Section 1.1 Name of the Corporation. The name of the Corporation is REV Renewables, Inc.

ARTICLE II

Section 2.1 Registered Office. The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company. The registered office and registered agent of the Corporation may be changed from time to time by the board of directors of the Corporation (the “Board”) in the manner provided by applicable law.

ARTICLE III

Section 3.1 Purpose. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as it currently exists or may hereafter be amended.

ARTICLE IV

Section 4.1 Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 1,100,000,000 shares of stock, classified as (i) 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and (ii) 1,000,000,000 shares of common stock, par value $0.01 per share (“Common Stock”).

Section 4.2 Preferred Stock.

(a) Authority is hereby expressly granted to and vested in the Board to authorize the issuance of Preferred Stock from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, privileges, rights, qualifications, limitations, and restrictions as are stated and expressed herein and in the resolutions providing for the issuance of each such class or series adopted by the Board and included in one or more certificates of designation (each, a “Preferred Stock Designation”), including the following:

(i) whether the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether such class or series is to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock;

(ii) the number of shares to constitute the class or series and the designations thereof;

(iii) the powers, preferences, privileges, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(iv) whether the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), the terms upon which and the times when such shares shall be redeemable, and the manner of redemption;

(v) whether the shares of any class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms relative to the operation thereof;

(vi) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the terms upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall accumulate;

(vii) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution, or winding up of, or upon any distribution of the assets of, the Corporation;

(viii) whether the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes or series, of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolutions; and

(ix) such other powers, privileges, preferences, rights, qualifications, limitations, and restrictions with respect to any class or series as the Board may deem advisable.

(b) The shares of each class or series of Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.

Section 4.3 Common Stock.

(a) Except as may otherwise be provided in this Certificate, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any class or series thereof. Except as may otherwise be provided in this Certificate, in a Preferred Stock Designation, or by applicable law, (i) the holders of shares of Common Stock shall be entitled to one vote for each such share upon all matters presented to the stockholders and have the exclusive right to vote for the election of directors and for all other purposes and (ii) the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question, the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required in this Certificate or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class).

(b) Notwithstanding the foregoing, except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

(c) Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock of the Corporation, or other property), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(d) In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any class or series thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A dissolution, liquidation, or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

(e) The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(f) No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

Section 4.4 Restrictions on Transfer.

(a) Certain Definitions. For purposes of this Section 4.4 of Article IV:

(i) “REV Public Utility” means any direct or indirect subsidiary of the Corporation that is a “public utility” (as that term is defined in the Federal Power Act).

(ii) “FERC Affiliate” means any person that is an “affiliate” (as such term is defined in 18 C.F.R. § 35.36(a)(9)) of another person prior to the effective date of the Restricted Transfer.

(iii) “Utility Control Threshold” means holdings such that: (i) a person, collectively with its FERC Affiliates, directly or indirectly owns, controls or holds with power to vote 10% of the Corporation’s outstanding voting securities; or (ii) the sum of the following equals 10%: (A) the percentage of the Corporation’s voting securities directly or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, plus (B) the percentage of any REV Public Utility’s voting securities directly or indirectly owned, controlled or held with power to vote by such person, collectively with its FERC Affiliates, other than through the Corporation. The percentages of a given entity’s voting securities to be determined for purposes of the preceding sentence shall be calculated based on the voting power of the relevant voting securities.

(b) Restricted Transfers. Without the prior written consent of the Board of Directors, no person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into shares of Common Stock), and no stockholder of the Corporation shall transfer to any person, shares of Common Stock such that, after giving effect to such purchase, acquisition or other transfer (a “Restricted Transfer”), the holdings of the transferee, together with those of its FERC Affiliates, would equal or exceed the Utility Control Threshold.

(c) Purported Transfer in Violation of Restrictions. Unless the approval of the Board of Directors is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).

ARTICLE V

Section 5.1 Number, Election, and Vacancies of the Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board shall be fixed from time to time in the manner provided in the Bylaws. The directors, other than those who may be elected by the holders of any series of Preferred Stock specified in a related Preferred Stock Designation, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the 2023 annual meeting of stockholders (the “Class I Directors”), the initial term of office of the second class to expire at the 2024 annual meeting of stockholders (the “Class II Directors”), and the initial term of office of the third class to expire at the 2025 annual meeting of stockholders (the “Class III Directors”), with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified or, if earlier, such director’s death, disability, resignation, disqualification or removal. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time this Certificate becomes effective, subject to the terms of any agreement relating to such stockholders’ rights to nominate or propose candidates for election or appointment to the Board between the Corporation and any stockholder that may be in effect from time to time (as amended or supplemented in accordance with their terms, the “Stockholders Agreements”). Subject to applicable law, the rights of the holders of any class or series of Preferred Stock specified in the related Preferred Stock Designation and any Stockholders Agreements as in effect at the time in question, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification, or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor, unless otherwise determined by the Board. No decrease in the number of authorized directors constituting the Board shall shorten the term of any incumbent director.

Section 5.2 Removal. Subject to the Stockholders Agreements and the rights of the holders of shares of any series of Preferred Stock, if any, to elect additional directors pursuant to this Certificate (including any Preferred Stock Designation thereunder), any director may be removed only for cause, upon the affirmative vote of the holders of at least 75% of the then-outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate and the Bylaws; provided that for so long as LS Power (as defined below) and any investment funds or entities controlled or advised by LS Power (collectively, the “Sponsor Entities”) collectively own at least 30% of the then-outstanding Common Stock, any director may be removed with or without cause by the holders of a majority of the outstanding of stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent in accordance with the DGCL, this Certificate and the Bylaws.

Section 5.3 Miscellaneous. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, and to the Stockholders Agreements, the number of directors shall be fixed from time to time in the manner provided in the Bylaws. Unless and except to the extent that the Bylaws so provide, the election of directors need not be by written ballot. There shall be no cumulative voting in the election of directors.

ARTICLE VI

Section 6.1 Stockholder Action. Subject to the rights of holders of any class or series of Preferred Stock with respect to such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

ARTICLE VII

Section 7.1 Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Board; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, at the request of the holders of at least 35% of the then-outstanding Common Stock, the Board shall call a special meeting of stockholders of the Corporation. Subject to the rights of holders of any class or series of Preferred Stock and the preceding proviso, the stockholders of the Corporation do not have the power to call a special meeting of stockholders of the Corporation.

ARTICLE VIII

Section 8.1 Amendment of Bylaws. In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend, or repeal the Bylaws without any action on the part of the stockholders of the Corporation. Notwithstanding the preceding sentence, any bylaw, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders of the Corporation by the affirmative vote of holders of not less than 75% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, any bylaw, and any powers thereby conferred, may be amended, altered or repealed by the stockholders of the Corporation by vote of holders of not less than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, including at least 65% of the voting power of the shares of stock then held by the Sponsor Entities. No bylaws hereafter made or adopted, nor any repeal of or amendment thereto, shall invalidate any prior act of the Board that was valid at the time it was taken.

ARTICLE IX

Section 9.1 No Personal Liability. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director.

Section 9.2 Indemnification. The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he/she, his/her testator, or intestate is or was (a) a director or officer of the Corporation, any predecessor of the Corporation, or any subsidiary or affiliate of the Corporation, or (b) serves or served at any other enterprise as a director, officer, employee, agent, or trustee at the request of the Corporation or any predecessor to the Corporation.

Section 9.3 Amendment, Repeal, or Modification. Any amendment, repeal, or modification of this Article IX shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal, or modification.

ARTICLE X

Section 10.1 DGCL Section 203 Opt-Out. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 10.2 Provisions Relating to Business Combination. Notwithstanding the foregoing, at any point in time at which any class of the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder (as defined below) owned (as defined below) at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons (as defined below) who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the then-outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 10.3 Certain Defined Terms. For purposes of this Article X and Article XIII, the term:

(a) “Affiliate” of any person shall include any principal, member, director, partner, manager, shareholder, subsidiary, officer, employee or other representative of any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person (with respect to the Sponsor-Affiliates (as defined below), other than the Corporation and any entity controlled by the Corporation) or any person that, directly or indirectly, is controlled by such person, controls such person or is under common control with such person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 of this Article X is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under sub-clauses (C)-(E) of this clause (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 2, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the Affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include or be deemed to include, in any case, (A) LS Power (as defined below), any LS Power Transferee (as defined below) or any of their respective Affiliates or successors, or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. Notwithstanding anything to the contrary in this Article X, any stockholder of the Corporation, with Affiliate(s), associate(s), or other person(s) who may be deemed representatives of it serving as director(s) of the Corporation, shall not be deemed to own or to have acquired any shares of voting stock of the Corporation held by such other persons serving as director(s) of the Corporation to the extent such securities were issued by the Corporation to such director(s) in the ordinary course of business as compensation for their services as director(s) of the Corporation.

(f) “LS Power” means, collectively, LS Power Development, LLC and its Affiliates (other than the Corporation).

(g) “LS Power Transferee” means any person that acquires beneficial ownership of outstanding voting stock of the Corporation either (i) directly from LS Power or any of its Affiliates or successors, or (ii) directly from a person described in sub-clause (i) above or from any other LS Power Transferee.

(h) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i) beneficially owns such stock, directly or indirectly;

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in sub-clause (B) of clause (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(i) “person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

(l)

ARTICLE XI

Section 11.1 Amendment of Certificate. The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate or Bylaws, from time to time, to amend this Certificate or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate or any amendment hereof are subject to such right of the Corporation.

Section 11.2 Vote Required. Notwithstanding any other provision of this Certificate or the Bylaws (and in addition to any other vote that may be required by applicable law, this Certificate or the Bylaws), the affirmative vote of the holders of at least 75% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate; provided that for so long as the Sponsor Entities collectively own at least 30% of the then-outstanding Common Stock, the affirmative vote of the holders of at least 50% in voting power of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, including at least 65% in voting power of the shares of stock of the Corporation then held by the Sponsor Entities, shall be required to amend, alter or repeal any provision of this Certificate. Notwithstanding the preceding sentence, a separate vote of holders of a majority of Common Stock held by the Sponsor Entities shall be required to amend, alter, repeal or adopt a provision of this Certificate inconsistent with the following provisions: (i) so long as the Sponsor Entities own at least 30% of the then-outstanding Common Stock, the proviso in Article VI and the proviso in Article VII and (ii) so long as the Sponsor Entities own any Common Stock, Article X, Article XIII and this proviso in Article XI.

ARTICLE XII

Section 12.1 Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on breach of a fiduciary duty owed by any current or former director, officer, other employee, agent, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising pursuant to any provision of the DGCL, this Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim related to or involving the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States, including without limitation under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1 Certain Definitions. For purposes of this Article XIII, the term:

(a) the “Sponsor-Affiliates” means LS Power and each of their respective Affiliates.

(b) “LS Power” has the same meaning as provided in Article X.

(c) “Affiliates” has the same meaning as provided in Article X.

Section 13.2 Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor-Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees, and/or other representatives of the Sponsor-Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor-Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to define the circumstances in which any duties of the Non-Employee Directors and the Sponsor-Affiliates to the Corporation or its stockholders would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor-Affiliates, the Non-Employee Directors, or their respective Affiliates.

Section 13.3 Certain Transactions. None of (i) any Sponsor-Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of any duty to the Corporation or its stockholders for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of the Affiliated persons has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation. For the avoidance of doubt, subject to the Corporation’s insider trading policies, to the extent that any purchase, sale, or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative, or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article XIII in pursuing such purchase, sale, or other transaction or in taking any other action in respect of or affecting such securities, indebtedness, or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.4 of this Article XIII. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of any applicable duty to the Corporation or its stockholders for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held personally liable to the Corporation or its stockholders or creditors for any damages as a result of engaging in any of activities permitted pursuant to this Section 13.3 or which are stated in this Section 13.3 to constitute a breach of its, his or her duties to the Corporation or its stockholders if engaged in by such Identified Person.

Section 13.4 Usurping Certain Corporate Opportunities Are Breaches of Duty to the Corporation or its Stockholders. The Corporation does not renounce its expectancy interest or property right in, and the provisions of Section 13.3 of this Article XIII shall not apply to, any corporate opportunity that is (i) presented to any Non-Employee Director solely in such capacity and with respect to which no Sponsor-Affiliate of such Non-Employee Director independently receives notice or otherwise identifies such corporate opportunity, or (ii) is identified by any Non-Employee Director solely through disclosure by or on behalf of the Corporation.

Section 13.5 Exclusion. In addition to and without limiting the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake it, or such opportunity is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or such opportunity is one in which the Corporation has no reasonable expectancy interest or property right.

Section 13.6 Amendment of this Article. Any amendment, repeal, or modification of this Article XIII shall be prospective only and shall not affect any limitation on liability of a director for acts or omissions occurring prior to the date of such amendment, repeal, or modification.

ARTICLE XIV

Section 14.1 Severability. If any provision of this Certificate becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate, and the court will replace such illegal, void, or unenforceable provision of this Certificate with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business, and other purposes of the illegal, void, or unenforceable provision. The balance of this Certificate shall be enforceable in accordance with its terms.

ARTICLE XV

Section 15.1 Incorporator. The name and mailing address of the incorporator are as follows:

Edward Sondey

REV Renewables, Inc.

575 Fifth Avenue, Suite 2501

New York, NY 10017

[Remainder of Page Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this _______ day of ________________________.

REV Renewables, Inc.

By:
Name:	Edward Sondey
Title:	Chief Executive Officer, Director

Signature Page to Amended and Restated Certificate of Incorporation